Exhibit 99(k)(3)

NORTHSTAR GLOBAL CORPORATE INCOME FUND

FORM OF DISTRIBUTION SUPPORT AGREEMENT

WHEREAS, this Distribution Support Agreement (this “Agreement”), dated [         ], 201[ ], is entered into by and among NorthStar Global Corporate Income Fund (the “Trust”), NorthStar Realty Finance Corp. (“NRFC”) and OZ Corporate Investors, LLC (“OZCI”); and

WHEREAS, the Trust is a non-diversified, closed-end management investment company that is registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust has registered for public issuance and sale (the “Offering”) a maximum of $3,000,000,000 in shares of beneficial interest, $0.01 par value per share (the “Shares”), pursuant to the Trust’s registration statement on Form N-2 (File No. 333-206018) under the Securities Act of 1933, as amended (as may be amended from time to time, the “Registration Statement”); and

WHEREAS, the Registration Statement contains the prospectus for the Offering (as may be amended or supplemented from time to time, the “Prospectus”); and

WHEREAS, subject to the discretion of the Trust’s board of directors (the “Board”) and applicable legal restrictions, the Trust intends to declare cash distributions on a monthly basis and pay such distributions to the Trust’s shareholders (the “Shareholders”) on a quarterly basis (“Trust Ordinary Distributions”) beginning no later than the first calendar quarter after the month in which the “Minimum Offering Requirement,” as set forth in the Prospectus, is met; and

WHEREAS, to ensure that the Trust has a sufficient amount of funds to cover Trust Ordinary Distributions authorized and declared by the Board and paid to Shareholders, each of NRFC and OZCI has agreed to purchase up to an aggregate of $5,000,000 (less amounts used to break escrow) each (up to a total of $10,000,000) in Shares in accordance with the terms set forth herein.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.           Definitions. The following terms, when used herein, shall have the following meanings:

“1940 Act” has the meaning set forth in the recitals.

“Adviser” means NSAM J-CEF LTD, the Trust’s adviser, or any Affiliated successor.

“Adviser Entities” means the Adviser and the Sub-Adviser.

“Affiliate” means with respect to any Person: (a) any Person directly or indirectly owning, controlling, or holding, with the power to vote, 5% or more of the outstanding voting securities of such other Person; (b) any Person 5% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with the power to vote, by such other Person; (c) any Person directly or indirectly controlling, controlled by or under common control with such other Person; (d) any officer, director, partner, copartner or employee of such other Person; (e) if such other Person is an investment company under the 1940 Act, any investment adviser thereof or any member of an advisory board thereof, and (f) if such other Person is an unincorporated investment company under the 1940 Act not having a board of directors, the depositor thereof.

“Agreement” has the meaning set forth in the recitals.

“Board” has the meaning set forth in the recitals.

“Business Day” means any day that the New York Stock Exchange is open for business.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor statute thereto. Reference to any provision of the Code shall mean such provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable regulations as in effect from time to time.

“Deficit Amount” has the meaning set forth in Section 3(c) hereof.

“Defaulting Party” has the meaning set forth in Section 3(c) hereof.

“Distribution Shortfall” means, with respect to any calendar quarter during the Term, the amount by which Quarterly Distributions exceed NII for such calendar quarter or, in the event NII is negative, the amount of the Quarterly Distributions for such quarter.

“Invested Capital” means the aggregate dollar amount of Shares purchased in the Offering reduced by (i) any selling commissions and dealer manager fees paid upon the purchase of Shares, and (ii) any amounts paid by the Trust to repurchase Shares pursuant to the Trust’s Share repurchase program.

“Issue Date” has the meaning set forth in Section 3(b) hereof.

“NII” means the Trust’s net investment income.

“NRFC” has the meaning set forth in the recitals.

“Minimum Offering Requirement” has the meaning ascribed to it in the Prospectus.

“Offering” has the meaning set forth in the recitals.

“OZCI” has the meaning set forth in the recitals.

“Periodic Report” means the Trust’s Quarterly Schedule of Portfolio Holdings on Form N-Q and Semi-Annual Report on Form N-SAR, as applicable.

“Person” means an individual, corporation, partnership, estate, trust (including a trust

2

qualified under Section 401(a) or 501(c) (17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity, or any government or any agency or political subdivision thereof, and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

“Prospectus” has the meaning set forth in the recitals.

“Purchase Price” means, as of any given date, the per share price of the Shares in the Offering, net of the maximum per share selling commissions and maximum dealer manager fees specified in the Prospectus.

“Quarterly Distributions” means the aggregate amount of Trust Ordinary Distributions paid to Shareholders during a calendar quarter.

“Registration Statement” has the meaning set forth in the recitals.

“SEC” means the U.S. Securities and Exchange Commission.

“Shares” has the meaning set forth in the recitals.

“Shareholders” has the meaning set forth in the recitals.

“Shareholders’ 7% Return” means, as of any date, an aggregate amount equal to a 7% cumulative, non-compounded, annual return on aggregate Invested Capital (calculated like simple interest on a daily basis based on a 365 day year). For purposes of calculating the Shareholders’ 7% Return, aggregate Invested Capital shall be determined for each day during the period for which the Shareholders’ 7% Return is being calculated.

“Sub-Adviser” means OZ Institutional Credit Management LP, the Trust’s sub-adviser, or any Affiliated successor.

“Threshold Amount” means an amount equal to the Shareholders’ 7% Return, prorated for such quarter.

“Term” has the meaning set forth in Section 4 hereof.

“Trust” has the meaning set forth in the recitals.

“Trust Ordinary Distribution” has the meaning set forth in the recitals.

2.           Share Purchase Commitment. In the event of a Distribution Shortfall for any calendar quarter during the Term, NRFC and OZCI shall purchase Shares from the Trust in an aggregate amount equal to the Distribution Shortfall, with NRFC and OZCI each purchasing 50% of any Shares required to be purchased; provided, however, that neither NRFC nor OZCI shall be obligated to purchase Shares for any quarter in which NII for such quarter exceeds the Threshold Amount, and further provided that NRFC’s and OZCI’s obligation to purchase Shares pursuant to this Agreement shall be limited to an aggregate of $10,000,000 in purchase amount

3

(when aggregated with any Shares NRFC, OZCI or their Affiliates purchased in order to satisfy the Minimum Offering Requirement). Any Shares purchased by NRFC or OZCI pursuant to this Section 2 shall be purchased pursuant to the Offering and at the Purchase Price in effect as of the date of purchase of the Shares.

3.           Procedure for Purchase of Shares.

a)          In the event of a Distribution Shortfall, the Trust shall deliver to NRFC and OZCI a written notice within ten (10) Business Days following the Trust’s filing with the SEC of a Periodic Report specifying the number of Shares to be purchased by each of NRFC and OZCI pursuant to Section 2 above and the Trust’s calculation of the Distribution Shortfall.

b)          On the fifth (5th) Business Day following the delivery of such notice (the “Issue Date”), the Trust shall issue to each of NRFC and OZCI the Shares being sold against NRFC’s and OZCI’s delivery of its executed subscription for the Offering and payment of the purchase price for such Shares by wire transfer of immediately available funds.

c)          If either NFRC or OZCI fails to deliver the required amount of funds (“Deficit Amount”) pursuant to Section 3(b) above (the party so failing, the “Defaulting Party”), then within three (3) Business Days thereafter, the party that has not failed to deliver the required amount of funds pursuant to Section 3(b) above (the “Non-Defaulting Party”) shall pay to the Trust the Deficit Amount. Notwithstanding the foregoing, in no event shall NRFC or OZCI be required to purchase in aggregate greater than $5,000,000 each in purchase amount of shares. Thereafter, from time to time when the Trust would otherwise be obligated to pay fees to the Defaulting Party (or its Affiliates) for services performed for the Trust, the Trust shall instead pay to the Non-Defaulting Party any such fees until such time as the non-defaulting party has been repaid the Deficit Amount. After the Non-Defaulting Party has been repaid the Deficit Amount, any Shares purchased by the Non-Defaulting Party as a result of the Defaulting Party’s failure to deliver the Deficit Amount pursuant to Section 3(b) above shall be transferred to the Defaulting Party.

4.           Term. This Agreement shall be in effect until the earlier of (a) the second anniversary of the date that the Trust satisfies the Minimum Offering Requirement; (b) the date upon which neither the Adviser nor an Affiliate thereof is serving as the Trust’s investment adviser; or (c) the date upon which neither the Sub-Adviser nor an Affiliate thereof is serving as the Trust’s investment sub-adviser (the “Term”).

5.           Notices. All notices shall be in writing and shall be given or made, by delivery in person or by guaranteed delivery overnight courier to NRFC and OZCI at the addresses set forth below:

NorthStar Realty Finance Corp.

399 Park Avenue, 18th Floor

New York, NY 10022

Attention: Daniel R. Gilbert, Chief Investment and Operating Officer

4

OZ Corporate Investors, LLC

9 West 57th Street, 39th Floor

New York, NY 10019

Attention: [        ]

or to such other addresses as NRFC or OZCI may designate to the Trust in writing. Notices shall be effective upon receipt in the case of personal delivery or one Business Day after being sent in the case of delivery by overnight courier.

6.           Voting Agreement. Each of NRFC and OZCI agrees and shall cause each of its Affiliates to whom it transfers Shares to agree on behalf of NRFC or OZCI, as the case may be, and to require any subsequent transferees that are Affiliates to agree that, with respect to any Shares purchased pursuant to this Agreement or otherwise acquired, NFRC and OZCI will not vote or consent on matters submitted to the Shareholders regarding any transaction between the Trust and the Adviser and/or the Sub-Adviser or a transaction between the Trust and any Affiliate of either NRFC or OZCI, including, without limitation, the removal of one or more of the Adviser Entities or any of their Affiliates as the Trust’s Adviser or Sub-Adviser, as the case may be. These voting restrictions shall survive with respect to NFRC until such time that the Adviser or its Affiliates are no longer serving as the Trust’s Adviser and with respect to OZCI until such time that the Sub-Adviser or its Affiliates are no longer serving as the Trust’s Sub-Adviser.

7.           Assignment; Third Party Beneficiaries. This Agreement may not be assigned by any of the parties; provided, however, that each of NRFC and OZCI may assign its obligations under this Agreement to any one or more of its Affiliates, but no such assignments shall relieve NRFC or OZCI of its obligations hereunder. This Agreement shall inure to the benefit of and shall be binding upon the heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto.

8.           Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York without reference to conflict of laws provisions.

9.           Amendment. No amendment, modification or waiver of this Agreement will be valid unless made in writing and duly executed by each party hereto.

10.         Entire Agreement. This agreement constitutes the entire understanding among the parties with respect to the subject matter hereof. This agreement may be executed in one or more counterparts.

[The remainder of this page is intentionally left blank. Signature page follows.]

5

IN WlTNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

NORTHSTAR GLOBAL CORPORATE INCOME FUND

By:
Name:
Title:

NORTHSTAR REALTY FINANCE CORP.

By:
Name:
Title:

OZ CORPORATE INVESTORS, LLC

By:
Name:
Title:

6